SECURITIES EXCHANGE AGREEMENT

                                     BETWEEN

                           GIANT JR INVESTMENTS CORP.

                                       AND

                       FOREST GLENNEYRE & ASSOCIATES INC.

                                 SHAREHOLDER OF

                             WALL STREET DIRECT INC.

                              DATED April 11, 2005
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                                TABLE OF CONTENTS

SECURITIES EXCHANGE AGREEMENT........................................................3

PLAN OF REORGANIZATION...............................................................3

   Agreement.........................................................................3
      Section 1 - Transfer of Shares.................................................3
      Section 2 - Issuance of Exchange Stock to WSD Shareholders.....................3
      Section 3 - Closing............................................................4
      Section 4 - Representations and Warranties by WSD and Certain Shareholders.....6
      Section 5 - Representations and Warranties by GIANT JR INVESTMENTS CORP........9
      Section 6 - Access and Information............................................12
      Section 7 - Covenants of WSD and Certain Shareholders.........................12
      Section 8 - Covenants of GIANT JR INVESTMENTS CORP ...........................13
      Section 9 - Additional Covenants of the Parties...............................13
      Section 10 - Survival of Representations, Warranties and Covenants............16
      Section 11 - Conditions Precedent to Obligations of Parties...................17

EXHIBIT LIST........................................................................__

SCHEDULE LIST.......................................................................__


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                          SECURITIES EXCHANGE AGREEMENT

      This Securities Exchange Agreement ("Agreement") is entered into on this 11th day of April 2005 by and between GIANT JR INVESTMENTS CORP., a Nevada corporation ("GIANT JR"), and FOREST GLENNEYRE & ASSOCIATES INC, a Nevada corporation, being a shareholder of WALL STREET DIRECT, INC. a Nevada corporation ("WSD") which owns forty percent (40%) of the issued and outstanding stock of WSD as of the date this Agreement is executed (the "WSD Shareholder").

                                PLAN OF EXCHANGE

      The transaction contemplated by this Agreement is intended to be an exchange of stock, whereby GIANT JR will acquire 16,000,000 shares of WSD, representing approximately 40% of WSD's issued and outstanding common stock, (no par value), from WSD Shareholder, in exchange for 7,000,000 shares of GIANT JR's common stock, $.001 par value (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in Section 2 herein below, WSD Shareholder would hold over fifty percent of the then-outstanding common stock of GIANT JR representing a controlling interest in GIANT JR.

                                    AGREEMENT

                                    Section 1
                               Transfer of Shares

1.1 Forest Glenneyre & Associates Inc a shareholder of WSD (the "WSD Shareholder"), as of the date of Closing as such term is defined in
      Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to GIANT JR on the Closing Date, certificates representing 16,000,000 shares of the WSD. The transfer of the WSD Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the WSD Shareholder and GIANT JR shall have otherwise agreed in writing.

                                    Section 2
                  Issuance of Exchange Stock to WSD Shareholder

2.1 As consideration for the transfer, assignment, conveyance and delivery of the WSD Stock hereunder, GIANT JR shall, at the Closing issue to the WSD Shareholder, certificates representing 7,000,000 shares of GIANT JR Common Stock. The parties intend that the Exchange Shares being issued will be used to acquire the 16,000,000 WSD Shares.


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2.2   The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the WSD Shareholder and GIANT JR shall have otherwise agreed in writing.

2.3 None of the Exchange Stock issued to the WSD Shareholder, nor any of the WSD Stock transferred to GIANT JR hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption there from and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are `restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

      The respective transfer agents of GIANT JR and WSD shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement GIANT JR register the Exchange Stock under the Act, nor shall WSD or the WSD Shareholder be required to register any WSD Shares under the Act.

                                    Section 3
                                     Closing

3.1 Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the offices of, Giant Jr. Investments Corp. 2575 McCabe Way Irvine CA 92614, at 10:00 A.M., local time, or at such other time on the Closing Date as GIANT JR and the WSD Shareholder may mutually agree in writing.

3.2 Closing Date. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of WSD Shareholder and GIANT JR within ten (10) days from the date of this Agreement, or such later date upon which the parties hereto may mutually agree in writing, or as extended pursuant to subsection 12.1(b) herein below.

3.3   Deliveries at Closing.

      (a) WSD Shareholder shall deliver or cause to be delivered to GIANT JR at Closing:

            (1) Certificates representing all 16,000,000 shares of the WSD Stock as described in Section 1, each endorsed in blank by the registered owner;


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            (2)   an agreement from each Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

            (3) A copy of a Certificate of Good Standing for WSD issued not more than ten (10) days prior to Closing by the Nevada, Secretary of State;

            (4) Such other documents, instruments or certificates as shall be reasonably requested by GIANT JR or its counsel.

      (b) GIANT JR shall deliver or cause to be delivered to WSD Shareholder at Closing:

            (1) A copy of a consent of GIANT JR'S board of directors authorizing GIANT JR to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

            (2) A copy of a Certificate of Good Standing for GIANT JR issued not more than ten (10) days prior to Closing by the Secretary of State of Nevada;

            (3) Stock certificate(s) representing the Exchange Stock to be newly issued by GIANT JR under this Agreement, which certificates shall be in the name of the WSD Shareholder.

            (4) Such other documents, instruments or certificates as shall be reasonably requested by WSD Shareholder or its counsel.

3.4   Filings; Cooperation.

      (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in
            Section 11 below.

      (b) On and after the Closing Date, GIANT JR, and the WSD Shareholder set forth in Exhibit A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


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                                    Section 4
             Representations and Warranties by the WSD Shareholders

4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to GIANT
      JR), WSD Shareholder listed on Exhibit A represents and warrants to the best of its knowledge as follows:

      (a) Organization and Good Standing of WSD. The Articles of Incorporation of WSD and all Amendments thereto as presently in effect, certified by the Secretary of Nevada, and the Bylaws of WSD as presently in effect, certified by the President and Secretary of WSD, have been delivered to GIANT JR and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

      (b) Capitalization. WSD's authorized capital stock is 100,000,000 shares no par value Common Stock (defined as "WSD Common Stock"), of which 40,000,000 shares are issued and outstanding prior to the Closing Date. All of such outstanding shares are validly issued, fully paid and non-assessable. There are no currently outstanding options and warrants for WSD Common Stock. All securities issued by WSD as of the date of this Agreement have been issued in compliance with all applicable state and federal laws. Except as set forth in Schedule 4.1(b), no other equity securities or debt obligations of WSD are authorized, issued or outstanding.

      (c) Absence of Undisclosed Liabilities. WSD has no liabilities which are not adequately reflected or reserved against in the WSD Financial Statements or otherwise reflected in this Agreement and WSD shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after December 31, 2004, and would be individually or in the aggregate, material to the results of operations or financial condition of WSD as of the Closing Date.

      (e) Litigation. Except as disclosed in Schedule 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against WSD or its properties. Except as disclosed in Schedule 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of WSD Shareholder, threatened against or affecting WSD or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of WSD which might result in any material adverse change in the operations or financial condition of WSD, or which might prevent or materially impede the consummation of the transactions under this Agreement.


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      (f)   Compliance with Laws. To the best of the WSD Shareholder's knowledge, the operations and affairs of WSD do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of WSD.

      (g) Absence of Certain Changes. Except as set forth in Schedule 4.1(h), or otherwise disclosed in writing to GIANT JR, since December 31, 2004,

            (i)   WSD has not entered into any material transaction;

            (ii) There has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of WSD as shown on the WSD December 31, 2004 Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

            (iii) There has been no damage to, destruction of or loss of any of the properties or assets of WSD (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of WSD;

            (iv) WSD has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock except in conjunction with the private placement described in Schedule 4.1(h);

            (v) There has been no material change, except in the ordinary course of business, in the contingent obligations of WSD by way of guaranty, endorsement, indemnity, and warranty or otherwise;

            (vi) There has been no loan made by WSD to its employees, officers or directors;

            (vii) There has been no waiver or compromise by WSD of a valuable right or of a material debt owed to it;

            (viii) There has been no extraordinary increase in the compensation of any of WSD's employees;

            (ix) There has been no agreement or commitment by WSD to do or perform any of the acts described in this Section 4.1(h); and

            (x) There has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of WSD or to impair materially the ability of WSD to conduct the business now being conducted.


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      (i)   Assets. All of the assets reflected on the December 31, 2004, WSD
            Financial Statements or acquired and held as of the Closing Date, will be owned by WSD on the Closing Date. Except as set forth in
            Schedule 4.1(j), WSD owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets.

      (j) Tax Matters. All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of WSD have been timely filed. Since December 31, 2004, WSD has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. On the date of this Agreement, WSD is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

      (k) Operating Authorities. To the best knowledge of WSD Shareholder, WSD has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted.

      (l) Continuation of Key Management. To the best knowledge of WSD Shareholders, all key management personnel of WSD intend to continue their employment with WSD after the Closing. For purposes of this subsection 4.1(l), "key management personnel" shall include Nick Iyer.

      (m) Finder's Fees. The WSD Shareholder is not, and on the Closing Date will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

4.2 Disclosure. At the date of this Agreement, the WSD Shareholder has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of WSD. The WSD Shareholder has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which it knows, or has reasonable grounds to know, may materially affect WSD's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to GIANT JR by such WSD Shareholder in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


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                                    Section 5
                   Representations and Warranties by GIANT JR

5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to WSD Shareholder), GIANT JR represents and warrants to the WSD Shareholder listed in Exhibit A as follows:

      (a) Organization and Good Standing. GIANT JR is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. GIANT JR is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of GIANT JR to carry on its business as most recently conducted. The Articles of Incorporation of GIANT JR and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of GIANT JR as presently in effect, certified by the President and Secretary of GIANT JR, have been made available to WSD Shareholders and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

      (b) Capitalization. GIANT JR's authorized capital stock consists of 300,000,000 shares of $.001 par value Common stock (defined above as "GIANT JR Common Stock"), of which not more than 1,394,500 will be issued and outstanding, prior to Closing Date and held of record by approximately 210 shareholders. Except for up to 50 million shares of GIANT JR. common stock reserved to be issued pursuant to a regulation E offering and except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of GIANT JR are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the GIANT JR Common Stock, and there will be no outstanding security of any kind convertible into GIANT JR Common Stock. The shares of GIANT JR Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All the outstanding GIANT JR Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of GIANT JR Common Stock.

      (c) Issuance of Exchange Stock. All of the GIANT JR Common Stock to be issued to or transferred to WSD Shareholder pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.


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      (d)   No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by GIANT JR with any of the provisions hereof will:

            (1) Violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of GIANT JR or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which GIANT JR is a party, or by which it or its properties or assets may be bound or affected; or

            (2) Violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to GIANT JR or any of its properties or assets.

      (e) Financial Statements. GIANT JR will deliver to WSD Shareholder prior to Closing, copies of all of GIANT JR's audited and unaudited financial statements through November 30, 2004, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

      (f) SEC Filings. GIANT JR will deliver to WSD Shareholder prior to Closing, copies of all of GIANT JR's recent filings made with the Securities and Exchange Commission ("SEC" including Forms 10-KSB and 10-QSB and any proxy material).

      (g) Absence of Certain Changes. Since November 30, 2004 there has been no material change in GIANT JR's financial conditions, assets or liabilities, except as set forth in Schedule 5.1(g).

      (h) Absence of Undisclosed Liabilities. Except as disclosed in GIANT JR's Financial Statements, GIANT JR did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after November 30, 2004, and would be individually or in the aggregate, material to the results of operation or financial condition of GIANT JR.

      (i) Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against GIANT JR or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of GIANT JR, threatened against or relating to GIANT JR. GIANT JR is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and GIANT JR has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.


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      (j)   Tax Matters. Except as set forth in Schedule 5.1(j), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of GIANT JR have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Since November 30, 2004, GIANT JR has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of GIANT JR. On the date of this Agreement, GIANT JR is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

      (k) Authority to Execute Agreement. The Board of Directors of GIANT JR, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by GIANT JR of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. GIANT JR has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. GIANT JR has taken all the actions required by law, its Certificate of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon GIANT JR in accordance with its terms.

      (l) Finder's Fees. GIANT JR is not, and on the Closing Date, will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

      (m) Regulation E Offering. On March 2, 2005 GIANT JR. filed with the Securities and Exchange Commission a Form 1-E registering for sale under Regulation E of the Securities Act of 1933, up to 50,000,000 shares of its common stock at prices ranging between $0.10 and $3.00 per share. The offering is a "best efforts" offering and will continue for nine months or until all 50,000,000 share are sold or until the offering is withdrawn by order of GIANT JR. management. To the extent shares of GIANT JR. common stock are sold in this Regulation E offering, the ownership in GIANT JR. common stock by the WSD Shareholder will be substantially diluted. If, for example, 30,000,000 shares are sold in the Regulation E offering, the WSD Shareholder ownership interest in GIANT JR. will be reduced to approximately 16%.


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5.2   Disclosure. GIANT JR has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of GIANT JR. GIANT JR has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect GIANT JR's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to WSD or the WSD Shareholders by GIANT JR in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    Section 6
                             Access and Information

6.1 Subject to the protections provided by subsection 7.4 herein, GIANT JR shall give to the WSD Shareholder and its counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of GIANT JR's properties, books, contracts, commitments, and records, if any, and shall furnish the WSD Shareholder during such period with all such information concerning GIANT JR's affairs as the WSD Shareholder reasonably may request.

                                    Section 7
                       Additional Covenants of the Parties

7.1 Cooperation. Both the WSD Shareholder and GIANT JR will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party.

7.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

7.3 Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

7.4 Confidentiality. While GIANT JR is obligated to provide access to and furnish information in accordance with Section 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. The WSD Shareholder agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.


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                                    Section 8
              Survival of Representations, Warranties and Covenants

8.1 The representations, warranties and covenants of the WSD Shareholder shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement. The representations, warranties and covenants of GIANT JR contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.

                                    Section 9
                 Conditions Precedent to Obligations of Parties

9.1 Conditions to Obligations of the Parties. The obligations of GIANT JR and the WSD Shareholder under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

      (a) All representations and warranties made by WSD Shareholder and GIANT JR in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

      (b) WSD Shareholder and GIANT JR shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

      (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

      (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

9.2 Conditions to Obligations of GIANT JR. The obligations of GIANT JR to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

      (a) The WSD Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of two years from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for GIANT JR. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. The WSD Shareholder acquiring Exchange Stock will be required to transfer to GIANT JR at the Closing its WSD Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

      (b) All schedules, prepared by WSD Shareholder shall be current or updated as necessary as of the Closing Date.

      (c) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable.

      (d) Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

9.3 Conditions to Obligation of the WSD Shareholder. The obligations of the WSD Shareholder to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

      (a) GIANT JR shall have provided to WSD Shareholder through November 30, 2004, all unaudited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of GIANT JR. GIANT JR shall also provide, as of a date within thirty days of Closing, an update on any material change in the aforementioned financial statements.

      (b) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

      (c) GIANT JR and WSD Shareholder shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

      (d) Both WSD and GIANT JR shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

                                   Section 10
                         Termination, Amendment, Waiver

10.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of GIANT JR and the WSD Shareholder under Section 7.4 hereof:

      (a)   By mutual agreement of GIANT JR and the WSD Shareholder;

      (b) If the Closing (as defined in Section 3) has not have taken place on or prior to APRIL 15, 2005, this Agreement can be terminated upon written notice given by GIANT JR or the WSD Shareholder which is not in material default;

      (c) By GIANT JR, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of the WSD Shareholder in the representations and warranties set forth in the Agreement.

      (d) By the WSD Shareholder if, in the reasonable belief of the WSD Shareholder, there has been a material misrepresentation or breach of warranty on the part of GIANT JR in the representations and warranties set forth in the Agreement;

      (e) By GIANT JR if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in GIANT JR's opinion or that of its counsel, without unreasonable expense or effort;

      (f) By GIANT JR or by the WSD Shareholder if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

      (g) By GIANT JR if the business or assets or financial condition of WSD, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by the WSD Shareholder if the business or assets or financial condition of GIANT JR, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

      (h) By GIANT JR or WSD if, in the opinion of GIANT JR's independent accountants, it should appear that the combined entity will not be auditable to SEC accountants standards;

      (i) By the WSD Shareholder if GIANT JR fails to perform material conditions set forth in Sub-Section 9.1 and 9.3 herein;

      (j) By GIANT JR if the WSD Shareholder fails to perform material conditions set forth in Sub-Section 9.1 and 9.2 herein; and

10.2 No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

                                   Section 11
                                  Miscellaneous

11.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

11.2  Binding Agreement.

      (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

      (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 11.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 11.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

11.4 Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

11.5 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by the WSD Shareholder or GIANT JR without prior written consent of the other party.

11.6 Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

11.7 Governing Law. Exclusively the laws of the State of California shall govern the validity, interpretation and effect of this Agreement.

11.8 Dispute Resolution. In the event of a dispute between the parties hereto involving a claim of breach of representation or warranty hereunder, or to enforce a covenant herein (either or both of which are referred to hereafter as a "Claim"), if it is the desire of any party for quick resolution, the rights and obligations of the parties hereto arising under the terms of this Agreement with respect to such Claims and/or resolution of such disputes will be by the means of the judgment of an independent third party ("Rent-A-Judge") who has been selected and hired through the mutual agreement of the parties. The utilization of this subsection 11.9, if invoked by any party hereto, shall be the exclusive remedy for resolving a Claim regardless of whether legal action has or has not been otherwise instituted. If legal action has been instituted by any party, and this subsection 13.9 is invoked in a timely manner, any such legal action shall be void ab initio and immediately withdrawn.

      (a) In the event of a Claim by any party, any party may make a written request upon the other parties for a "Rent-A-Judge." A request by any party for the employment of a "Rent-A-Judge" to resolve the Claim shall be binding on all other parties to this Agreement in accordance with the terms hereof.

            The parties may agree upon one "Rent-A-Judge," but in the event that they cannot agree, there shall be three, one named in writing by each of the parties within twenty (20) days after the initial demand for employment of a "Rent-A-Judge," and a third chosen by the two appointed. Should either party refuse or neglect to join in the appointment of the "Rent-A-Judge(s)" or to furnish the "Rent-A-Judge(s) with any papers or information demanded, the "Rent-A-Judge(s)" are empowered by all parties to this Agreement to proceed ex parte.

      (b) Claim resolution proceedings shall take place in the City or County of Los Angeles, State of California, and the hearing before the "Rent-A-Judge(s)" of the matter to be arbitrated shall be at the time and place within said city or county as is selected by the "Rent-A-Judge(s)." The "Rent-A-Judge(s)" shall select such time and place promptly after appointment and shall give written notice thereof to each party at least thirty (30) days prior to the date so fixed. At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the "Rent-A-Judge(s)." Said "Rent-A-Judge(s)" shall hear and determine the matter and shall execute and acknowledge their award in writing and cause a copy thereof to be delivered to each of the parties.

      (c) If there is only one (1) "Rent-A-Judge," his or her decision shall be binding and conclusive on the parties, and if there are three (3) "Rent-A-Judge(s)" the decision of any two (2) shall be binding and conclusive.

      (d) If three (3) "Rent-A-Judge(s)" are selected under the foregoing procedure, but two (2) of the three (3) fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three (3) new "Rent-A-Judge(s)" who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two (2) of the three
            (3) "Rent-A-Judge(s)" selected.

      (e) The costs of such Claim resolution shall be borne by the parties equally and each party shall pay its own attorneys' fees; provided, however, that in the event either party challenges or in any way seeks to have the Rent-A-Judge's decision or award vacated or corrected or modified, if the challenge is denied or the original decision or award is affirmed, the challenging party shall pay the costs and fees, including reasonable attorneys' fees, of the non-challenging party, both for the challenge and for the original Claim resolution process.

11.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

            To: WSD Shareholder

                     Forest Glennyre & Associate Inc.
                     202 N Curry Street Suite 100
                     Carson City
                     Nevada  89703

            With a copy to: WALL STREET DIRECT INC:

                     Nick Iyer, President
                     2575 McCabe Way
                     Irvine, CA 92614

            To GIANT JR INVESTMENTS CORP:

                     Javan Khazali, President
                     Giant Jr Investments Corp.
                     2575 McCabe Way
                     Irvine, California 92614
                     Fax (949) 486-1711

            With a Copy to:

                     William B. Barnett, Esq.
                     Stone Rosenblatt & Cha
                     16633 Ventura Blvd., Suite 1401
                     Encino, CA 91436
                     Fax (818) 789-2269

      Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

      All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.9 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        GIANT JR INVESTMENTS CORP.

                                        By: /s/ Javan Khazali
                                            ------------------------------------
                                            Javan Khazali, President


                                        FOREST GLENNYRE & ASSOCIATES INC.


                                        By: /s/ Albert Aimers
                                            ------------------------------------
                                            Albert Aimers